VILLAGE SUPER MARKET, INC.
                            EXECUTIVE OFFICES
                           733 Mountain Avenue
                       Springfield, New Jersey 07081
                          Phone:  (973) 467-2200
                           Fax:  (973) 467-6582


                        VILLAGE SUPER MARKET, INC.
                      DECLARES 7.5% DIVIDEND INCREASE


Contact:     Kevin Begley, CFO
             (973) 467-2200, Ext. 220
             Kevin.Begley@wakefern.com


Springfield, New Jersey June 12, 2009 - The Board of Directors of Village Super Market, Inc. (NSD-VLGEA) declared a 7.5% increase in the quarterly cash dividend. The increased quarterly cash dividends are $.215 per Class A common share and $.14 per Class B common share. The dividends will be payable on July 23, 2009 to shareholders of record at the close of business on July 2, 2009.

Village Super Market operates a chain of 26 supermarkets under the ShopRite name in New Jersey and eastern Pennsylvania.